Exhibit 3.4

TEXT OF AMENDMENTS TO THE
AMENDED AND RESTATED BY-LAWS OF ISORAY, INC. (the “BY-LAWS”)

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Section 2A. of Article II of the By-Laws was amended and restated in its entirety as follows:

“A. Frequency. Regular meetings of the shareholders may be held on an annual or other less frequent basis as determined by the Board of Directors.”

Section 3A.(d) of Article II of the By-Laws was amended and restated in its entirety as follows:

“One or more shareholders holding not less than ten percent (10%) of the voting power of all shares of the corporation entitled to vote (except that a special meeting for the purpose of considering any action to directly or indirectly effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by shareholders holding not less than twenty-five percent (25%) of all shares of the corporation entitled to vote), who shall demand such special meeting by written notice given to the Chief Executive Officer or the Chief Financial Officer of the corporation specifying the purposes of such meeting.”

Section 3B. of Article II of the By-Laws was amended and restated in its entirety as follows:

“B. Shareholder Demand. Within thirty (30) days after receipt of a demand by the Chief Executive Officer or the Chief Financial Officer from any shareholder or shareholders entitled to call a special meeting of the shareholders, it shall be the duty of the Board of Directors of the corporation to cause a special meeting of shareholders to be duly called and held on notice no later than ninety (90) days after receipt of such demand. If the Board fails to cause such a meeting to be called and held as required by this Section 3B. of Article II, the shareholder or shareholders making the demand may call the meeting by giving notice as provided in Section 3C. of this Article II at the expense of the corporation.”

Effective immediately following the 2007 Annual Meeting of shareholders of the Company, a new Section 9 was added to Article II of the By-Laws as follows:

“Section 9
ADVANCE-NOTICE REQUIREMENTS.

A. Advance-Notice Requirements for Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in this Section 9.A of this Article II shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors, or by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures hereinafter set forth in this Section 9.A of this Article II.

(a)
Timing of Notice. Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice of nominations to be made at an annual meeting of shareholders must be delivered to the Secretary of the corporation, or mailed and received at the principal executive office of the corporation, not less than ninety (90) days before the first anniversary of the date of the preceding year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than thirty (30) days before or after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than ninety (90) days before such annual meeting or, if later, within ten (10) days after the first public announcement of the date of such annual meeting. If a special meeting of shareholders of the corporation is called in accordance with Section 3 of Article II of the By-Laws for the purpose of electing one or more directors to the Board of Directors or if a regular meeting other than an annual meeting is held, for a shareholder’s notice of nominations to be timely it must be delivered to the Secretary of the corporation, or mailed and received at the principal executive office of the corporation, not less than ninety (90) days before such special meeting or such regular meeting or, if later, within ten (10) days after the first public announcement of the date of such special meeting or such regular meeting. Except to the extent otherwise required by law, the adjournment of a regular or special meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as described above.

(b)
Content of Notice. A shareholder’s notice to the corporation of nominations for a regular or special meeting of shareholders shall set forth (x) as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) such person’s name, (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (y) as to the shareholder giving the notice: (i) the name and address, as they appear on the corporation’s books, of such shareholder, (ii) the class or series (if any) and number and type of shares of the corporation that are beneficially owned by such shareholder, and (iii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote for the election of directors and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the corporation the information required to be set forth in a shareholder’s notice of nomination that pertains to a nominee.

(c)
Consequences of Failure to Give Timely Notice. Notwithstanding anything in these By-Laws to the contrary, no person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 9A. of this Article II. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 9A. of this Article II, and, if the Chairman should so determine, the Chairman shall so declare to the meeting, and the defective nomination shall be disregarded.

B. Business Conducted. The business conducted at any special meeting of shareholders of the corporation shall be limited to the purposes stated in the notice of the special meeting pursuant to Section 3C. of Article II of the By-Laws. At any regular meeting of shareholders of the corporation, only such business (other than the nomination and election of directors, which shall be subject to Section 9A. of this Article II) may be conducted as shall be appropriate for consideration at the meeting of shareholders and as shall have been brought before the meeting (i) by or at the direction of the Board of Directors, or (ii) by any shareholder of the corporation entitled to vote at the meeting who complies with the notice procedures hereinafter set forth in this Section 9B. of this Article II.

(a)
Timing of Notice. For such business to be properly brought before any regular meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice of any such business to be conducted at an annual meeting must be delivered to the Secretary of the corporation, or mailed and received at the principal executive office of the corporation, not less than ninety (90) days before the first anniversary of the date of the preceding year’s annual meeting of shareholders. If, however, the date of the annual meeting of shareholders is more than thirty (30) days before or after such anniversary date, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than ninety (90) days before such annual meeting or, if later, within ten (10) days after the first public announcement of the date of such annual meeting. To be timely, a shareholder’s notice of any such business to be conducted at a regular meeting other than an annual meeting must be delivered to the Secretary of the corporation, or mailed and received at the principal executive office of the corporation, not less than ninety (90) days before such regular meeting or, if later, within ten (10) days after the first public announcement of the date of such regular meeting. Except to the extent otherwise required by law, the adjournment of a regular meeting of shareholders shall not commence a new time period for the giving of a shareholder’s notice as required above.

(b)
Content of Notice. A shareholder’s notice to the corporation shall set forth as to each matter the shareholder proposes to bring before the regular meeting (v) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (w) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business, (x) the class or series (if any) and number and type of shares of the corporation that are beneficially owned by the shareholder, (y) any material interest of the shareholder in such business, and (z) a representation that the shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the proposal.

(c)
Consequences of Failure to Give Timely Notice. Notwithstanding anything in these By-Laws to the contrary, no business (other than the nomination and election of directors) shall be conducted at any regular meeting except in accordance with the procedures set forth in this Section 9B. of this Article II. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures described in this Section 9B. of this Article II and, if the Chairman should so determine, the Chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted. Nothing in this Section shall be deemed to preclude discussion by any shareholder of any business properly brought before the meeting in accordance with these By-Laws.

C. Public Announcement. For purposes of this Section, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when filed in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or (iii) when mailed as the notice of the meeting pursuant to Section 2C. or Section 3C. of this Article II.

D. Compliance With Law. Notwithstanding the foregoing provisions of this Section 9 of this Article II, a shareholder shall also comply with all applicable requirements of Minnesota law and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 9 of Article II.”